Exhibit 3.2

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SHEA HOMES LIMITED PARTNERSHIP,

A CALIFORNIA LIMITED PARTNERSHIP

This SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Shea Homes Limited Partnership, a California Limited Partnership dated as of March, 11, 2013 (the “Seventh Amended Agreement”), among J.F. Shea, G.P., a Delaware general partnership, as general partner (the “General Partner”), and the Persons whose names are ascribed hereto, as Limited Partners. Capitalized terms not otherwise defined herein shall have the meanings set forth in Article 2 below.

WHEREAS, J.F. Shea Co., Inc., as the General Partner, and Peter O. Shea, Balboa Partnership, Tahoe Partnership I, Shea Investments, Edmund and Mary Shea Real Property Trust and John F. Shea Family Trust, as Limited Partners, entered into a Partnership Agreement as of January 4, 1989 (the “Original Agreement”),

WHEREAS, the Original Agreement has been amended and restated several times, and most recently on April 1, 2005 when the parties executed a Sixth Amended and Restated Agreement of Limited Partnership (the “Sixth Amended Agreement”);

WHEREAS, the Sixth Amended Agreement has been amended three times, first by that certain First Amendment dated December 27, 2007, second by that certain Second Amendment dated August 8, 2008, third by that certain Third Amendment dated January 1, 2009, and finally by that certain Corrected Third Amendment also dated January 1, 2009, which Corrected Third Amendment was prepared to correct errors in the language contained in the Third Amendment. The Sixth Amended Agreement as amended by the agreements described, is referred to as the “Existing Agreement;” and

WHEREAS, the parties now desire to amend and restate the Existing Agreement to simplify the use of the Existing Agreement, and to make certain additional modifications thereto, all as set forth in this Seventh Amended Agreement that shall be deemed effective as of January 1, 2012.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Seventh Amended Agreement, the undersigned parties hereby agree that the Existing Agreement shall be superseded and replaced in its entirety by this Seventh Amended Agreement effective as of January 1, 2012, and the parties to this Seventh Amended Agreement further agree as follows:

ARTICLE 1

FORMATION AND CONTINUATION OF THE PARTNERSHIP

Section 1.1 Formation and Continuation of the Partnership. The Partnership was formed as a limited partnership under the Act by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of California on September 19, 1989. The parties hereto agree to continue the Partnership. The General Partner, for itself and as agent for the Limited Partners, shall make every reasonable effort to assure that an amendment to the Certificate, reflecting this Agreement, if necessary, and all other appropriate certificates and documents, are properly executed, and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the continuation of the Partnership as a limited partnership under the Act and under all other laws of the State of California or such other jurisdictions in which the General Partner determines that the Partnership may conduct business. The Limited Partners shall promptly execute all relevant certificates and other documents as the General Partner shall request. The rights and duties of the Partners shall be as provided in the Act except as modified by this Agreement.

Section 1.2 Name. The name of the Partnership is “Shea Homes Limited Partnership, a California Limited Partnership”, as such name may be modified from time to time by the General Partner following written notice to the Limited Partners.

Section 1.3 Location of Principal Place of Business. The location of the principal place of business of the Partnership is 655 Brea Canyon Road, Walnut, California 91789. The General Partner may change the location of the principal place of business of the Partnership by notice in writing to the Limited Partners. In addition, the Partnership may maintain such other offices as the General Partner may deem advisable at any other place or places within or outside the United States.

Section 1.4 Name and Business Address of the General Partner. The name, business address and telecopy number of the General Partner is as follows:

J.F. Shea, G.P.

655 Brea Canyon Road

Walnut, CA 91789

Telecopy No.: (909) 869-0849

The General Partner may, from time to time, upon prior notice to the Limited Partners, change its name, business address or telecopy number.

Section 1.5 Purpose. The business purpose and character of business of the Partnership shall be (a) to engage in the construction business generally and (b) to (i) purchase, lease or otherwise acquire; (ii) hold, improve, develop, manage or otherwise deal with; (iii) lease, license, assign, sell, exchange, convey or otherwise transfer; (iv) mortgage, hypothecate or otherwise encumber; and (v) construct, manage, operate, rent, lease, maintain, and otherwise deal with real property purchased by or contributed to the Partnership, along with all personal property associated therewith. The Partnership shall have the power to do and perform all things necessary for, incident to and connected with or arising out of such activities and shall take such actions as may be conducive to the accomplishment of such purposes.

Section 1.6 Agent for Service of Process. The agent for service of process for the Partnership shall be Ross Kay, c/o J.F. Shea, G.P., 655 Brea Canyon Road, Walnut, CA 91789, or such other agent for service of process as the General Partner may designate from time to time.

ARTICLE 2

DEFINITIONS

“Act” means the California Revised Limited Partnership Act, California Corporations Code Section 15611 et sea.

“Additional Limited Partner” means any Limited Partner admitted to the Partnership as an additional Limited Partner pursuant to Section 7.4.

“Adjusted Capital Account,” means, with respect to each Partner, such Partner’s Capital Account, as increased by the sum of (a) such Partner’s share of partnership minimum gain (within the meaning of Treasury Regulations Sections 1.704-2(g)(l) and (3)) and (b) its share of partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Section1.704-2(i)(5)), and as decreased by the adjustments referred to in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” means this Seventh Amended and Restated Agreement of Limited Partnership, as amended, modified or supplemented from time to time.

“Assignees” has the meaning set forth in Section 9.1.

“Capital Account” means, with respect to each Partner, the account established and maintained for the Partner on the books of the Partnership in compliance with Treasury Regulation Sections 1.704-l(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, as of the date specified on Exhibit A each Partner’s Capital Account shall equal the aggregate amounts set forth under “Restated Class B Amount,” “Restated Class C Amount” and the “Class D Amount” opposite such Partner’s name on Exhibit A and throughout the term of the Partnership will be (i) increased by the amount of (A) income and gains allocated to such Partner pursuant to Article 4, and (B) the amount of any cash or the Contribution Value of any property subsequently contributed by such Partner to the Partnership, and (ii) decreased by the amount of (A) losses and deductions allocated to such Partner pursuant to Article 4, and (B) the amount of distributions in cash and the value (as determined by the General Partner) of property (net of liabilities secured by the property that such Partner is treated as assuming or taking subject to pursuant to the provisions of Section 752 of the Code) distributed to such Partner.

“Capital Contribution” means the amount of cash or the Contribution Value of property contributed or deemed to be contributed to the Partnership by a Partner pursuant to Sections 3.1 and 3.2.

“Certificate” means the Certificate of Limited Partnership of the Partnership, as amended from time to time.

“Class B Amount” means at any time, with respect to any Partner, the excess of (a) the aggregate amount of Class B Capital Contributions made by such Partner prior to such time over (b) the aggregate amounts withdrawn from the Partnership after October 31, 2002 which represent a return of such Partner’s Class B Capital Contributions.

“Class B Capital Contributions” means, with respect to any Partner, the sum of (a) such Partner’s Restated Class B Amount and (b) the aggregate amount of Capital Contributions made by or on behalf of such Partner that the General Partner and the contributing Partner agree shall be deemed Class B Capital Contributions pursuant to Section 3.2 hereof.

“Class B Fiscal Year” means any Fiscal Year, or any portion of a Fiscal Year, beginning after October 31, 2002.

“Class B Interest” means, with respect to any Partner, the interest in the Partnership which is reflected by that Partner’s Class B Amount, Restated Class B Amount, Class B Capital Contributions and Class B Preferred Return, plus any voting and other rights related to these interests.

“Class B Preferred Return” means, with respect to any Partner, for any Fiscal Year (or portion thereof), a return equal to the Wells Fargo Bank Rate for such Fiscal Year (or portion thereof) calculated on the Class B Amount as of the first day of such Fiscal Year; provided, however, that the Class B Preferred Returns for all periods ending prior to October 31, 2002 shall be deemed to be zero as such Class B Preferred Returns are taken into account in the Restated Class B Amount.

“Class C Amount” means at any time, with respect to any Partner, the excess of (a) the aggregate amount of Class C Capital Contributions made by such Partner prior to such time over (b) the aggregate amounts withdrawn from the Partnership after October 31, 2002 which represent a return of such Partner’s Class C Capital Contributions.

“Class C Capital Contributions” means, with respect to any Partner, the sum of (a) such Partner’s Restated Class C Amount and (b) the aggregate amount of Capital Contributions made by or on behalf of such Partner that the General Partner and the contributing Partner agree shall be deemed Class C Capital Contributions pursuant to Section 3.2.

“Class C Interest” means, with respect to any Partner, the interest in the Partnership which is reflected by that Partner’s Class C Amount, Restated Class C Amount, Class C Capital Contributions and its right to all residual Net Income, Net Loss and distributions not otherwise allocated to the Class B interests, plus any voting or other rights related to these interests.

“Class D Amount” means at any time, with respect to any Partner, the excess of (a) the aggregate amount of Class D Capital Contributions made by such Partner prior to such time over (b) the aggregate amounts withdrawn from the Partnership that represent a return of such Partner’s Class D Capital Contributions.

“Class D Capital Contributions” means, with respect to any Partner, the amount for such partner reflected on Exhibit A attached hereto.

“Class D Interest” means, with respect to any Partner, the interest in the Partnership which is reflected by that Partner’s Class D Amount, Class D Capital Contributions and its right to all residual Net Income, Net Loss and distributions not otherwise allocated to the Class B Interests or the Class C Interests, plus any voting or other rights related to these interests.

Class D Preferred Return” means, with respect to any Partner, an annual rate of return equal to seven percent (7.0%).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any succeeding law).

“Contribution Value” means the Fair Market Value as reasonably determined by the General Partner of property (other than cash) contributed by a Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is treated as assuming or taking subject to pursuant to the provisions of Section 752 of the Code).

“Economic Risk of Loss” means the economic risk of loss within the meaning of Section 1.752-2 of the Treasury Regulations.

“Fair Market Value” means, with respect to an asset, the price at which that asset would be sold for cash payable at closing between a hypothetical willing arm’s length buyer and a hypothetical willing arm’s length seller, each having reasonable knowledge of all relevant facts concerning the asset and neither acting under any compulsion to buy or sell.

“Fiscal Year” means the calendar year; provided, however, that the last Fiscal Year of the Partnership shall end on the date on which the Partnership is terminated.

“General Partner” means J.F. Shea, G.P., a Delaware general partnership.

“Indemnified Party” has the meaning set forth in Section 8.9.

“Interest”, when used in reference to an interest in the Partnership, means the entire ownership interest of a Partner in the Partnership at any particular time.

“Limited Partner” means each Person named as a limited partner on Exhibit A hereto and each Person admitted as a Substituted Limited Partner or an Additional Limited Partner pursuant to the terms of this Agreement, and, with respect to those provisions of this Agreement concerning a Limited Partner’s rights to receive a share of profits or other distributions or the return of a Limited Partner’s contribution, any Transferee of a Limited Partner’s Interest in the Partnership (except that a Transferee who is not admitted as a Limited Partner shall have only those rights specified by the Act and which are consistent with the terms of this Agreement).

“Liquidator” has the meaning set forth in Section 10.2(b).

“Majority-in-Interest of the Limited Partners”, at any time, means Limited Partners whose aggregate Percentage Interests at such time exceed 60% of all Limited Partners’ Percentage Interests at such time.

“Net Income” and “Net Loss”, respectively, mean the income or loss of the Partnership as determined in accordance with the method of accounting followed by the Partnership for Federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Partnership which are described in Section 705(a)(2)(B) of the Code; provided, however, that if any property is carried on the books of the Partnership at a value that differs from that property’s adjusted basis for tax purposes, gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book basis of such property, consistently with the requirement of Treasury Regulation Section 1.704-l(b)(2)(iv)(g); and provided, further, that any item allocated under Sections 4.2(a) through 4.2(f) hereof shall be excluded from the computation of Net Income and Net Loss.

“Net Operating Cash Flow” means, with respect to any period, total cash receipts of the Partnership from the operations of the Partnership’s business (excluding loans and receipts from capital contributions to the Partnership) during such period plus any reductions in reserves during such period, from which there shall be deducted:

(a) all operating expenses of the Partnership (excluding any expense not involving a cash expenditure, such as any amount charged for depreciation) during such period,

(b) all payments made on account of any loans to the Partnership during such period,

(c) any sums expended by the Partnership during such period for capital expenditures which sums are not provided by capital contributions or loans, and

(d) a reasonable reserve for future working capital needs, the amount of which shall be determined by the General Partner.

“Nonrecourse Deductions” in any Fiscal Year means the amount of Partnership deductions that are characterized as “nonrecourse deductions” under Section 1.704-2(b) of the Treasury Regulations.

“Partner Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Section 1.704-2(i) of the Treasury Regulations.

“Partner Nonrecourse Debt” means any “partner nonrecourse liability” or “partner nonrecourse debt” under Section 1.704-2(b)(4) of the Treasury Regulations. Subject to the foregoing, it means any Partnership liability to the extent the liability is nonrecourse for purposes of Section 1.1001-2 of the Treasury Regulations and a Partner (or related Person within the meaning of Section 1.752-4(b) of the Treasury Regulations) bears the Economic Risk of Loss under Section 1.752-2 of the Treasury Regulations.

“Partner Nonrecourse Deductions” means the Partnership deductions, losses and Code Section 705(a)(2)(B) expenditures, as the case may be (as computed for “book” purposes), that are treated as deductions, losses and expenditures attributable to Partner Nonrecourse Debt under Section 1.704-2(i)(2) of the Treasury Regulations.

“Partners” means the General Partner and all Limited Partners, collectively, where no distinction is required by the context in which the term is used.

“Partnership” means the limited partnership continued pursuant to this Agreement under the name “Shea Homes Limited Partnership, a California Limited Partnership.”

“Partnership Minimum Gain” with respect to any taxable year of the Partnership means the “partnership minimum gain” of the Partnership, computed in accordance with the principles of Section 1.704-2(d) of the Treasury Regulations.

“Percentage Interests” means, with respect to any Partner, the sum of (A) the product of (i) such partner’s percentage share of the Class C Amount, and (ii) ninety-nine percent (99.0%), and (B) the product of (i) such Partner’s percentage share of the Class D Amount, and (ii) one percent (1.0%). The Percentage Interest of each Partner as of the date of this Agreement is set forth opposite such Partner’s name in Exhibit A. If any Partner’s Adjusted Capital Account balance is zero or negative, the Partners’ Percentage Interests shall equal their Percentage Interests at the last time all Partners’ Adjusted Capital Account balances were positive.

“Permitted Transferee” means John F. Shea, Mary Shea and Peter O. Shea, their respective spouses or lineal descendants, or a trust for the benefit of any of the foregoing (each a “Shea Family Partner”), or any corporation, partnership, limited liability company or other entity which is majority owned and controlled by one or more Shea Family Partners.

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Restated Class B Amount” means, with respect to any Partner, the amount set forth on Exhibit A opposite such Partner’s name in the column headed “Restated Class B Amounts.”

“Restated Class C Amount” means, with respect to any Partner, the amount set forth on Exhibit A opposite such Partner’s name in the column headed “Restated Class C Amounts.”

“Substituted Limited Partner” means any Person admitted to the Partnership as a substituted Limited Partner pursuant to Section 9.1(b).

“Tax Capital Account” means the adjusted basis for federal income tax purposes of a Partner’s Interest in the Partnership computed without taking into account debt share allocations under Code Section 752.

“Tax Matters Partner” has the meaning set forth in Section 8.10.

“Treasury Regulations” means regulations promulgated under the Code by the Department of the Treasury of the United States of America.

“Unpaid Class B Preferred Return” means, as of any date for any Partner, the aggregate Class B Preferred Returns with respect to such Partner for all periods ending prior to such date, less all distributions made to such Partner after October 31, 2002 pursuant to Section 5.1(a).

“Unpaid Class D Preferred Return” means, as of any date for any Partner, the aggregate Class D Preferred Returns with respect to such Partner for all periods ending prior to such date, less all distributions made to such Partner pursuant to Section 5.1(b).

“Wells Fargo Bank Rate” means, with respect to any Fiscal Year, the lowest rate at which the General Partner can borrow from the Wells Fargo Bank on the first day of each month of such Fiscal Year.

“Withdrawing Partner” has the meaning set forth in Section 9.1.

ARTICLE 3

CAPITAL CONTRIBUTIONS

Section 3.1 Capital Contributions. The General Partner and each Limited Partner as of the date hereof have made Capital Contributions to the Partnership and have received distributions from the Partnership prior to the date hereof in the aggregate amounts set forth on the books and records of the Partnership. For purposes of this Agreement, each Partner agrees that its Restated Class B Amount and Restated Class C Amount equal the respective amounts set forth opposite its name on Exhibit A hereto in the columns of the same headings.

Section 3.2 Additional Capital Contributions. The General Partner may from time to time, in its sole discretion, make additional Capital Contributions or accept additional Capital Contributions from Limited Partners. Following any such additional Capital Contribution which is deemed to be a Class C Capital Contribution, the Percentage Interest of each Partner shall be adjusted in the manner provided in Section 4.5(b).

Section 3.3 Interest on Capital Contributions. No Partner shall be entitled to interest on or with respect to any Capital Contribution. Notwithstanding the foregoing, a Partner may make loans to the Partnership on such terms (including rate of interest) as shall be determined by the General Partner.

Section 3.4 Withdrawal and Return of Capital Contributions. No Partner shall be entitled to withdraw any part of that Partner’s Capital Contribution or to receive any distributions from the Partnership except as expressly provided in this Agreement.

Section 3.5 Form of Contribution. Unless otherwise approved by the General Partner, all Capital Contributions shall be in cash.

Section 3.6 Compounding of Preferred Returns. The Partners acknowledge and agree that the Class B Preferred Return and the Class D Preferred Return has been, and will continue to be, compounded monthly and that the return shall accrue on the sum of the Class B Amount or the Class D Amount, as the case may be, and the previously accrued Class B Preferred Return or Class D Preferred Return, as the case may be.

ARTICLE 4

ALLOCATION OF INCOME AND LOSSES

Section 4.1 Allocation of Net Income and Net Loss. Except as provided in Section 4.2, the Partnership’s Net Income or Net Loss, as the case may be, and each item of income, loss and deduction entering into the computation thereof, for each Fiscal Year (or portion thereof) shall be allocated as follows:

(a) Net Income for such Fiscal Year (or portion thereof) shall be allocated as follows:

(i) first, an amount of such Net Income to the Class D Partners in an amount equal to the excess of (x) the cumulative amount of the Class D Preferred Return for all Fiscal Years over (y) the cumulative Net Income allocated to the Class D Partners pursuant to this Section 4.1(a)(i) for all prior Fiscal Years, such amount for any Fiscal Year to be allocated among the Class D Partners in proportion to the amount of the excess calculated under this first allocation of Net Income with respect to a particular Class D Partner for such Fiscal Year bears to the aggregate excess calculated under this first allocation for all Class D Partners for such Fiscal Year; and then

(ii) second, an amount of such Net Income to the Class B Partner in an amount equal to the excess of (x) the cumulative amount of the Class B Preferred Return for all Class B Fiscal Years over (y) the cumulative Net Income allocated to the Class B Partner pursuant to this Section 4.1(a)(ii) for all prior Class B Fiscal Years; and then

(iii) third, an amount of such Net Income to the Class D Partners in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated pursuant to Section 4.1(b)(iv) for all prior Fiscal Years, over (ii) the cumulative Net Income allocated pursuant to this third allocation of Net Income for all prior Fiscal Years, such amount for any Fiscal Year to be allocated among the Class D Partners in proportion to the amount of the excess calculated under this third allocation of Net Income with respect to a particular Class D Partner for such Fiscal Year bears to the aggregate excess calculated under this third allocation for all Class D Partners for such Fiscal Year; and then

(iv) fourth, an amount of such Net Income to the Class B Partners in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated pursuant to Section 4.1(b)(iii) for all prior Fiscal Years, over (ii) the cumulative Net Income allocated pursuant to this fourth allocation of Net Income for all prior Fiscal Years; and then

(v) fifth, an amount of such Net Income to the General Partner in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated pursuant to Section 4.1(b)(vi) for all prior Fiscal Years, over (ii) the cumulative Net Income allocated pursuant to this fifth allocation of Net Income for all prior Fiscal Years beginning after January 1, 2007; and then

(vi) sixth, an amount of such Net Income to the Class C Partners in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated pursuant to Section 4.1(b)(v) for all prior Fiscal Years, over (ii) the cumulative Net Income allocated pursuant to this sixth allocation of Net Income for all prior Fiscal Years, such amount for any Fiscal Year to be allocated among the Class C Partners in proportion to the amount of the excess calculated under this sixth allocation of Net Income with respect to a particular Class C Partner for such Fiscal Year bears to the aggregate excess calculated under this sixth allocation for all Class C Partners for such Fiscal Year; and then

(vii) seventh, an amount of such Net Income to the Class C Partners and the Class D Partners in an amount equal to the excess, if any, of (i) the cumulative Net Losses allocated pursuant to Section 4.1(b)(ii) for all prior Fiscal Years, over (ii) the cumulative Net Income allocated pursuant to this seventh allocation of Net Income for all prior Fiscal Years, such amount for any Fiscal Year to be allocated among those Partners 99% to the Class C Partners and 1% to the Class D Partners, and among each such Class in proportion to their respective Class C Amounts and Class D Amounts; and then

(viii) any remaining amount of such Net Income, to the Partners in proportion to their Percentage Interests.

(b) Net Loss for such Fiscal Year (or portion thereof) shall be allocated as follows:

(i) first, an amount of such Net Loss to the Partners in an amount equal to the excess, if any, of (i) the cumulative Net Income allocated pursuant to Section 4.1(a)(viii) for all prior Fiscal Years, over (ii) the cumulative Net Loss allocated pursuant to this first allocation of Net Loss for all prior Fiscal Years in proportion to the cumulative Net Income allocated among such Partners under Section 4.1(a)(viii); and then

(ii) second, an amount of such Net Loss 99% to the Class C Partners and 1% to the Class D Partners, and among each such Class in proportion to their respective Class C Amounts and Class D Amounts, until the Tax Capital Account balance of at least two Class C Partners is reduced to zero; and then

(iii) third, an amount of such Net Loss to the Class B Partner until the Class B Tax Capital Account balance of the Class B Partner is reduced to zero;

(iv) fourth, to the Class D Partners in proportion to their respective Class D Amounts, until the Class D Tax Capital Account balance of each of the Class D Partners is reduced to zero;

(v) fifth, to the Class C Partners in proportion to their respective Class C Amounts, until the Class C Tax Capital Account balance of each of the Class C Partners is reduced to zero; and

(vi) sixth, any remaining amount of such Net Loss to the General Partner.

Section 4.2 Regulatory Provisions.

(a) In the event that there is a net decrease in the Partnership Minimum Gain during any Fiscal Year, the minimum gain chargeback described in Sections 1.704-2(f) and (g) of the Treasury Regulations shall apply.

(b) In the event that there is a net decrease in Partner Minimum Gain during any Fiscal Year, the partner minimum gain chargeback described in Section 1.704-2(i)(4) of the Treasury Regulations shall apply.

(c) Any Partner who unexpectedly receives an adjustment, allocation or Distribution described in of Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Partner’s Adjusted Capital Account, shall be allocated items of “book” income and gain in accordance with the provisions of the “qualified income offset” as described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d) Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in proportion to their shares of Net Profits or Net Losses for such Fiscal Year, as applicable.

(e) Partner Nonrecourse Deductions shall be allocated to the Partners as required in Section 1.704-2(i)(1) of the Treasury Regulations in accordance with the manner in which the Partners bear the burden of an Economic Risk of Loss corresponding to the Partner Nonrecourse Deductions.

(f) The special allocations in Section 4.2(a) through Section 4.2(e) are intended to comply with certain requirements of the Treasury Regulations and shall be interpreted consistently therewith. It is the intent of the Partners that any special allocation pursuant to Section 4.2(a) through Section 4.2(e) shall be offset with other special allocations pursuant to such provisions. Accordingly, special allocations of Partnership income, gain, loss or deduction shall be made in such manner so that, in the reasonable determination of the General Partner taking into account likely future allocations under Section 4.2(a) through Section 4.2(e), after such allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account it would have been were such provisions not part of this Agreement.

(g) The General Partner shall limit allocations of Net Losses to any Partner if such allocation would cause such Partners’ Adjusted Capital Account balance, to be negative while any other Partner’s Adjusted Capital Account balance is positive. The General Partner may also make allocations reasonably designed to offset allocations provided for in this Section 4.2(g) to the extent such allocations shall not be offset by other allocations provided for in this Section 4.2.

(h) Solely for purposes of adjusting Capital Accounts (and not for tax purposes), if any property is distributed in kind, the difference between the Fair Market Value of the property and its book value at the time of distribution shall be treated as gain or loss recognized by the Partnership and allocated pursuant to Section 4.1.

(i) Except to the extent otherwise required by the Code and Treasury Regulations, if an Interest or part thereof is transferred in any Fiscal Year, the items of income, gain, loss, deduction and credit allocable to the Interest for such Fiscal Year shall be apportioned between the transferor and the transferee in proportion to the number of days in such Fiscal Year the Interest is held by each of them, except that, if they agree between themselves and so notify the Partnership within 30 days after the transfer, then at their option and expense, (i) all items or (ii) extraordinary items, including capital gains and losses, may be allocated to the Person who held the Interest on the date such items were realized or incurred by the Partnership.

Section 4.3 Allocations for Income Tax Purposes. The income, gains, losses, deductions and credits of the Partnership for Federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Income and Net Losses were allocated pursuant to Sections 4.1 and 4.2, provided that solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Partnership’s books at a value other than its tax basis shall be allocated in accordance with the requirements of Code Section 704(c) and Treasury Regulations Section 1.704-3, using any method permitted by the Treasury Regulations that the General Partner deems to be appropriate.

Section 4.4 Withholding. The Partnership shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be treated as a distribution in the amount of the withholding to that Partner. In the event of any claimed over-withholding, Partners shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Partnership may, at its option, (i) require the Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations.

Section 4.5 Revaluation of Property.

(a) The assets of the Partnership may be revalued on the books of the Partnership to equal their Fair Market Values in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(f) at the following times: (A) immediately prior to the acquisition of an additional Interest in the Partnership by any existing or new Partner in exchange for more than a de minimis Class C Capital Contribution to the capital of the Partnership pursuant to Sections 3.2, and 7.4; (B) immediately prior to any in-kind distribution pursuant to Section 5.2 (other than a de minimis amount) before taking into account such distribution; (C) immediately prior to any withdrawal of more than a de minimis portion of the Capital Account pursuant to Section 5.3 before taking into account such withdrawal; and (D) the occurrence of any other event upon which the General Partner believes such revaluation is appropriate. Upon revaluation of the Partnership’s assets pursuant to this Section 4.5(a), (i) the Fair Market Value of the assets shall be determined by the Partners and (ii) each Partner’s Capital Account shall be adjusted as if such assets were sold for their Fair Market Values and the Net Income and Net Losses recognized on such sale were allocated to the Partners in accordance with Section 4.1.

(b) Immediately following the occurrence of any event which has caused the revaluation of the assets of the Partnership pursuant to Section 4.5(a), each Partner’s Percentage Interest shall be appropriately adjusted.

(c) The General Partner may, in its discretion, choose any method that is consistent with Code Section 706 for allocating book and tax items under Section 4.1 upon the occurrence of an adjustment to the Capital Accounts of the Partners pursuant to Section 4.5(a) or upon any transfer or disposition of an interest in the Partnership.

ARTICLE 5

DISTRIBUTIONS AND WITHDRAWALS

Section 5.1 Distributions of Net Operating Cash Flow. Subject to Section 5.4, the Partnership shall from time to time, at the discretion of the General Partner, make distributions of Net Operating Cash Flow with respect to the period from the date of the immediately preceding distribution under this Section 5.1 to the date of such distribution to the Partners as follows (unless a different order of priority is authorized by the unanimous consent of all the Partners):

(a) first, to the Class D Partners, an amount equal to the unpaid Class D Preferred Return, in proportion to such Class D Partners’ unpaid Class D Preferred Return;

(b) second, to the Class B Partners, an amount equal to the Unpaid Class B Preferred Return, in proportion to such Class B Partners’ Unpaid Class B Preferred Return;

(c) third, to the Class D Partners, an amount equal to the aggregate amount of Class D Capital Contributions that has not yet been returned to the Class D Partners, in proportion to such Class D Partners’ unreturned Class D Capital Contributions;

(d) fourth, to the Class B Partners, an amount equal to the aggregate amount of Class B Capital Contributions that has not yet been returned to the Class B Partners, in proportion to such Class B Partners’ unreturned Class B Capital Contributions; and

(e) fifth, any remaining amount of such Net Operating Cash Flow shall be distributed to the Partners in proportion to their Percentage Interests.

Section 5.2 In-Kind Distributions of Assets. Subject to Section 5.4, the Partnership may, from time to time, at the discretion of the General Partner, make in-kind distributions of assets to the Partners. Prior to making any in-kind distribution under this Section 5.2 (other than a de minimis distribution), the General Partner shall determine the Fair Market Value of the assets of the Partnership and shall adjust the Partners’ Capital Accounts in accordance with Section 4.5(a). If the General Partner determines that an in-kind distribution to any Partner will result in adverse legal or tax consequences to that Partner or to any other Partner, the General Partner may make a cash distribution in lieu of the in-kind distribution. Following any distribution under this Section 5.2, the General Partner may revise Exhibit A to reflect changes in the Partners’ Class B Amounts, Class C Amounts, and Class D Amounts.

Section 5.3 Withdrawals of Capital Account Balance. Subject to Section 10.4, a Partner may withdraw all or any portion of its Capital Account balance only at such time or times and in such manner as shall be approved by unanimous consent of Partners, which consent may be granted or withheld in each Partner’s sole discretion. Any Partner withdrawing the entire balance of its Capital Account shall, upon the completion of the withdrawal, be deemed to have withdrawn from the Partnership pursuant to Section 10.1.

Section 5.4 Limitations on Distributions. Notwithstanding anything herein contained to the contrary:

(a) no distribution under this Agreement shall be made if such distribution would violate the Act; and

(b) no distribution shall be made to any Limited Partner if, after giving effect to such distribution, such Partner’s Adjusted Capital Account shall have a negative balance.

ARTICLE 6

BOOKS OF ACCOUNT

Section 6.1 Books and Records. Proper and complete records and books of account shall be kept by the General Partner in accordance with the Act in which shall be entered fully and accurately all transactions and other matters relative to the Partnership’s business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character, including a Capital Account for each Partner. Appropriate supporting documentation shall be maintained, so that all of the elements of cost entering into each of these accounts shall be determined in connection with the terms of this Agreement. The Partnership books and records shall be kept in accordance with the manner of accounting determined by the General Partner. The determinations of the General Partner with respect to the treatment of any item or its allocation for Federal, state or local tax purposes shall be binding upon all Partners so long as that determination is not inconsistent with any express term of this Agreement. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open to the examination and inspection of the Partners or their duly authorized representative for a proper purpose during reasonable business hours in accordance with the Act. The Partnership shall maintain at its office and make available to each Partner or any designated representative of a Partner a list of names and addresses of, and Interests owned by, all Partners.

Section 6.2 Partnership Tax Returns. The Partnership shall file a Federal income tax return and all other tax returns required to be filed by the Partnership for each Fiscal Year or part thereof, and shall provide a copy of the Partnership’s Federal, state and local income tax or information returns at least 30 days prior to the due date (taking into account any extensions) of such return, to each Person who at any time during such Fiscal Year was a Partner.

Section 6.3 Valuation Adjustments. The economic provisions of this Agreement are predicated upon estimates of the Fair Market Value of various assets, properties and interests as of the date of the contributions or distributions, which in turn were based upon estimates, studies and reports prepared prior to the closing date of the applicable transaction. To the extent it is determined that the actual Fair Market Value of those assets, properties and interests as of the closing date is materially different from the pre-closing estimates, the parties agree to make post-closing adjustments by applying the revised Fair Market Values as of the closing date to the economic provisions of this Agreement in order to achieve as closely as possible the intended relative economic balance between the interests of the parties. The parties agree to fully cooperate and to execute any and all documents and, if required, transfer funds, assets or property to achieve this result. The parties intend for all such adjustments to be effective as if they had taken place at the original closing date.

ARTICLE 7

POWERS, RIGHTS AND DUTIES OF THE LIMITED PARTNERS

Section 7.1 Rights and Powers. Except as otherwise expressly set forth in this Agreement, the Limited Partners shall have all of the rights and powers of a limited partner under the Act. It is expressly understood and agreed that any Limited Partner may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to other ventures or activities of any Limited Partner or any affiliate of such Limited Partner or to the income or proceeds derived therefrom.

Section 7.2 Limitations. Except as otherwise specifically provided herein, the Limited Partners shall not participate in the management or control of the Partnership’s business nor shall they transact any business for the Partnership, nor shall they have the power to act for or bind the Partnership, these powers being vested solely and exclusively in the General Partner. The Limited Partners shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect except as set forth in this Agreement) by virtue of acquiring or owning an Interest in the Partnership.

Section 7.3 Liability. Except as may be required by the Act, the Limited Partners shall be liable for the repayment and discharge of debts and obligations of the Partnership only to the extent of amounts contributed by the Limited Partners pursuant to the provisions of Article 3. The Limited Partners shall not otherwise have any liability whatsoever with respect to the debts and obligations of the Partnership and shall not be obligated to make additional contributions to the Partnership, except as required by California law.

Section 7.4 Admission of Additional Limited Partners. Any Person may be admitted to the Partnership as an Additional Limited Partner at any time with the consent of the General Partner. Such Person shall make such Capital Contribution as the General Partner shall determine. Upon admission of an Additional Limited Partner for a Class C Capital Contribution, the Percentage Interest of each Partner shall be adjusted in accordance with Section 4.5(b).

ARTICLE 8

POWERS, RIGHTS AND DUTIES OF GENERAL PARTNER

Section 8.1 Authority. The General Partner shall have exclusive and complete authority and discretion to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Any such action shall constitute the act of and serve to bind the Partnership, the Partners and their respective successors, assigns and personal representatives. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement.

Section 8.2 Powers and Duties of General Partner. Except as otherwise specifically provided herein, the General Partner shall have all rights and powers of general partners under the Act, and shall have all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement, including by way of illustration but not by way of limitation, the following:

(a) to prepare and complete any applications, maps, utility easements and other documents, and liaison with governmental agencies and public service corporations, as necessary, to proceed with and complete the development of property held by the Partnership and to comply with all applicable laws, ordinances, and regulations;

(b) to enter into, execute, acknowledge or deliver contracts, orders, subdivision plans, bonds to governmental units to insure undertakings of the Partnership, or other undertakings for the construction of property held by the Partnership, and related facilities, and other improvements and for surveying, architectural, engineering, legal and other professional services;

(c) to manage and maintain property held by the Partnership and administration of leases relating thereto;

(d) to direct and supervise any construction activities;

(e) to acquire, hold, sell, transfer, exchange, pledge, dispose of and otherwise deal with all or any part of the Partnership assets, and incident thereto, to liquidate Partnership assets at any time during the term of the Partnership and to reinvest the proceeds thereof and to administer purchasing, contracting, and accounting, including approval for payment of any proper invoices received for goods delivered and services rendered to the Partnership with respect to the Partnership’s business activities;

(f) to maintain such insurance coverage as it may deem necessary;

(g) to do such other acts as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership, including, without limitation, to enter into, make and perform restrictive agreements, including waivers and approvals thereunder, instruments conveying rights-of-way for public or private use, or other easements, leases, options, and any contracts or agreements calling for the same, and escrow agreements, instruments, and deposits;

(h) to consult with legal counsel, independent public accountants and other experts selected by the General Partner on behalf of the Partnership;

(i) to establish such reserves from Partnership funds as the General Partner, in its sole discretion, may deem necessary or advisable for Partnership operations and for the payment of Partnership obligations;

(j) to make unsecured loans or to become a surety, guarantor, endorser or accommodation endorser for any other firm or person in the name of the Partnership;

(k) to open, maintain and close bank accounts and draw checks or other orders for the payment of money and to negotiate, enter into, and execute on behalf of the Partnership nonrecourse mortgage indebtedness secured solely by the real property of the Partnership;

(l) to employ or retain and dismiss accountants, consultants, attorneys, and such other agents and employees for the Partnership as it may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of the Partnership;

(m) to take all action which may be necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of California and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged;

(n) to borrow money in the name of the Partnership or utilize collateral owned by the Partnership as security;

(o) to prepare or cause to be prepared all Partnership tax returns and to make routine tax elections, including but not limited to those allowed under Code Section 754;

(p) to purchase, acquire, hold, sell, or dispose of interests in entities that may engage in any activities in which the Partnership may engage; and

(q) to execute and deliver any and all agreements, instruments or other documents as are necessary or desirable to carry out the intentions and purposes of the above duties and powers.

Section 8.3 Partnership Funds; Title to Property. Partnership funds shall be held in the name of the Partnership and shall not be commingled with those of any other Person. Partnership funds shall be used by the General Partner only for the business of the Partnership. All real and personal property of the Partnership, including but not limited to its interest in the Property, shall be held in the name of “Shea Homes Limited Partnership, a California Limited Partnership.”

Section 8.4 Transactions with Affiliates.

(a) Nothing in this Agreement shall preclude the General Partner from causing or permitting the Partnership to contract for the performance of services by or purchase or lease any property from the General Partner or any of its affiliates, provided that the compensation, price or rental therefor is competitive with the compensation, price or rental paid to other Persons in the area engaged in the business of rendering comparable services or selling or leasing comparable property which could reasonably be made available to the Partnership. Nothing herein shall be construed as a guarantee by the General Partner of the performance by any affiliate, designee or nominee of its obligations under any contract between any such affiliate and the Partnership.

(b) Except as otherwise provided in this Agreement or consented to by all of the Limited Partners and except for the General Partner’s interest in distributions, capital, profits, income, gain, loss, deduction and credit of the Partnership, neither the General Partner nor any affiliate of the General Partner shall receive compensation from the Partnership.

Section 8.5 Other Activities and Competition; Additional Investments by the General Partner and Affiliates. The General Partner shall devote such time to the Partnership as is reasonably necessary to carry out its duties as General Partner. The General Partner shall not be required to manage the Partnership as its sole and exclusive function. The General Partner, its affiliates and agents, officers, directors, partners and employees of the General Partner and their affiliates may enter into transactions with the Partnership and may engage in or possess any interests in business ventures and may engage in other activities of every kind and description independently or with others in addition to those relating to the Partnership. The Limited Partners authorize, consent to and approve such present and future activities by such Persons, whether or not such activities may conflict with any interest of the Partnership or any of the Partners or be competitive with the business of the Partnership or represent an opportunity that the Partnership might wish to engage in. Without limiting the generality of the foregoing, the General Partner shall not have any obligation or responsibility to disclose or refer any such investments or other activities to the Partnership or any Partner. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to other ventures or activities of the General Partners or their affiliates or to the income or proceeds derived therefrom.

Section 8.6 Nature and Validity of Transactions with General Partner and Affiliates. Subject to Sections 8.4 and 8.8, the General Partner or any affiliate of the General Partner may be employed or retained by the Partnership in any capacity. Except as provided in Section 8.4 or 8.8, the validity of any transaction, agreement or payment involving the Partnership and the General Partner or any of its affiliates otherwise permitted by this Agreement shall not be affected by reason of the relationship between the General Partner and such affiliate or the approval of such transaction, agreement or payment by the General Partner.

Section 8.7 Liability. Neither the General Partner nor any of its affiliates, nor any officer, agent, partner or employee of the General Partner or any of its affiliates shall be personally liable for the return of any portion of the Capital Contributions of the Limited Partners; the return of these Capital Contributions shall be made solely from assets of the Partnership. Neither the General Partner nor any of its affiliates nor any officer, agent, partner or employee of the General Partner or any of its affiliates shall be required to pay to the Partnership or the Limited Partners any deficit in a Limited Partner’s Capital Account upon dissolution or otherwise. The Limited Partners shall not have the right to demand or receive property other than cash for their Interest. Neither the General Partner nor any of its affiliates nor any officer, agent, partner or employee of the General Partner or any of its affiliates shall be liable, responsible or accountable to the Partnership or the Limited Partners for (a) any act or omission performed or omitted by them, including without limitation, those acts performed or omitted on advice of legal counsel, accountants, brokers or consultants of the Partnership, or for any costs, damages or liabilities arising therefrom, or by law, unless that act or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct, (b) any tax liability imposed on the Partnership or the Limited Partners or (c) any loss due to the negligence, dishonesty or bad faith of any employee, officer, broker, consultant or other agent of the Partnership selected, engaged or retained in good faith by the General Partner or any officer or partner in the General Partner.

Section 8.8 Limits on General Partner’s Powers. Notwithstanding anything in this Agreement to the contrary, the General Partner shall not:

(a) without the prior consent of the specific act by all the Limited Partners given in this Agreement or by other written instrument executed and delivered by all the Limited Partners subsequent to the date of this Agreement, cause or permit the Partnership to knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

(b) without the prior consent of the specific act by a Majority-in-Interest of the Limited Partners, cause or permit the Partnership to:

(i) merge, sell, exchange, lease, mortgage, pledge or otherwise transfer all or a substantial part of the assets of the Partnership other than in the ordinary course of the business of the Partnership;

(ii) transfer or assign rights in the Partnership’s property for other than a Partnership purpose;

(iii) incur indebtedness other than in the ordinary course of the business of the Partnership;

(iv) change the nature of the business of the Partnership;

(v) commit any voluntary act of bankruptcy;

(vi) engage in transactions in which the General Partner has an actual or potential conflict of interest with the Limited Partners in the Partnership

(vii) merge or consolidate with any other entity;

(viii) admit new Partners except as specifically provided for in this Agreement;

(ix) adopt or change a significant tax or accounting practice or principle of the Partnership, any significant tax or accounting election, or the adoption of any position for purposes of any tax return that will have a Material Adverse Effect on any Partner (unless the making of such election is expressly contemplated by this Agreement); or

(x) change the fiscal year or change the independent accountants of the Partnership.

Section 8.9 Indemnification.

(a) The Partnership shall indemnify and hold harmless the General Partner, its affiliates and the officers, agents, partners and employees of the General Partner and its affiliates of the General Partner (each an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by the General Partner to any affiliate, or any of their respective officers, agents or employees pursuant to an indemnification agreement no broader than this Section 8.9, provided, that none of the General Partner, any of its affiliates, any officer, agent or employee of the General Partner or any of its affiliates shall be entitled to indemnification under this Section 8.9(a) if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct.

(b) The Partnership shall indemnify and hold harmless the Limited Partners, including, but not limited to, their trustees and beneficiaries, (each an “Indemnified Party”), from and against any loss, expense, damage or injury suffered or sustained by them, by reason of any acts, omissions or alleged acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim and including any payments made by the Limited Partners to any trustee or beneficiary pursuant to an indemnification agreement no broader than this Section 8.9, provided, that none of the Limited Partners, any of their affiliates, any officer, agent or employee of the Limited Partners or any of their affiliates shall be entitled to indemnification under this Section 8.9(b) if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were performed or omitted fraudulently or in bad faith or constituted gross negligence or willful misconduct.

(c) Any indemnification pursuant to this Section 8.9 shall be only from the assets of the Partnership.

Section 8.10 Tax Matters Partner. For purposes of Code section 6231(a)(7), the “Tax Matters Partner” shall be the General Partner as long as it remains the General Partner of the Partnership. The Tax Matters Partner shall keep the Limited Partners fully informed of any inquiry, examination or proceeding. The Tax Matters Partner shall promptly notify Partners who do not qualify as “notice partners” within the meaning of Code section 6231(a)(i) of the beginning and completion of an administrative proceeding at the Partnership level promptly upon such notice being received by the Tax Matters Partner.

Section 8.11 Expenses of the Partnership. The Partnership shall pay, and the General Partner shall not be obligated to pay, all expenses incurred by or on behalf of the Partnership, including without limitation the general and administrative expenses incurred by the General Partner on behalf of the Partnership. The General Partner may, in its discretion, advance funds to the Partnership for the payment of these expenses and shall be entitled to the reimbursement of any funds so advanced.

ARTICLE 9

TRANSFERS OF INTERESTS BY PARTNERS

Section 9.1 General.

(a) No Partner may sell, assign, pledge, or in any manner dispose of, or create, or suffer the creation of, a security interest in or any encumbrance on all or a portion of its Interest in the Partnership (the commission of any such act being referred to as a “Transfer”, any person who effects a Transfer being referred to as a “Transferor” and any person to whom a Transfer is effected being referred to as a “Transferee”), except as otherwise provided in Section 9.1(d), unless such Transfer is made in accordance with the provisions of this Article 9. No Transfer of an Interest in the Partnership shall be effective until such date as all requirements of this Article 9 in respect thereof have been satisfied and, if consents, approvals or waivers are required by the General Partner, all of same shall have been confirmed in writing by the General Partner. Any Transfer or purported Transfer of an Interest in the Partnership not made in accordance with this Agreement (a “Void Transfer”) shall be null and void and of no force or effect whatsoever. Any amounts otherwise distributable to a Limited Partner pursuant to Article 5, in respect of a direct or indirect interest in the Partnership that has been Transferred in violation of this Section 9.1, may be withheld by the General Partner following the occurrence of a Void Transfer until the Void Transfer has been rescinded, whereupon the amount withheld shall be distributed without interest.

(b) The Transferee of a Limited Partner’s Interest in the Partnership may be admitted to the Partnership as a Substituted Limited Partner only upon the receipt of the prior written consent of the General Partner, which consent maybe given or withheld in the

General Partner’s sole discretion. Unless a Transferee of a Limited Partner’s Interest in the Partnership is admitted as a Substituted Limited Partner under this Section 9.1(b), it shall have none of the powers of a Limited Partner hereunder and shall only have such rights of an assignee under the Act as are consistent with the other terms and provisions of this Agreement. No Transferee of a Limited Partner’s Interest shall become a Substituted Limited Partner unless such Transfer shall be made in compliance with Section 9.1(a) and Section 9.3. No Transferee of the General Partner’s Interest in the Partnership shall be admitted to the Partnership as a General Partner without the prior consent of a Majority-in-Interest of the Limited Partners, which consent may be given or withheld in the sole discretion of each Limited Partner. Unless a Transferee of the General Partner’s Interest in the Partnership is admitted as a General Partner under this Section 9.1(b), it shall have none of the powers of a General Partner hereunder and shall have only the rights of an assignee of a limited partnership interest under the Act as are consistent with the other terms and provisions of this Agreement.

(c) Upon the Transfer of the entire Interest in the Partnership of a Partner and effective upon the admission of such Partner’s Transferee pursuant to Section 9.1(b) above, the transferring Partner shall be deemed to have withdrawn from the Partnership as a Partner, provided that in the case of a Transfer by the General Partner, the Transferee must be admitted as a General Partner.

(d) Upon the death, disability, winding-up and termination (in the case of a Partner that is a partnership), dissolution and termination (in the case of a Partner that is a corporation), termination (in the case of a Partner that is a trust), withdrawal in contravention of Section 10.1 or occurrence of an event described in Section 15642 of the Act with regard to a General Partner, or an event described in Section 15663 or Section 15675 of the Act with regard to a Limited Partner (whether a Limited Partner or a General Partner, the “Withdrawing Partner”), the General Partner shall have the right to treat any successor(s)-in-interest to the Withdrawing Limited Partner as assignees of the Interest in the Partnership of the Withdrawing Limited Partner, with only such rights of an assignee of a partnership interest under the Act as are consistent with the other terms and provisions of this Agreement and with no other rights under this Agreement. Without limiting the generality of the foregoing, the successor(s)-in-interest of the Withdrawing Limited Partner shall only have the rights to allocations and distributions provided in Articles 4, 5 and 10, unless otherwise waived by the General Partner in its sole discretion. For purposes of this Section 9.1(d), if the Withdrawing Limited Partner’s Interest in the Partnership is held by more than one person (for purposes of this subsection, the “Assignees”), the Assignees shall appoint one person with full authority to accept notices and distributions with respect to such Interest in the Partnership on behalf of the Assignees and to bind them with respect to all matters in connection with the Partnership or this Agreement.

(e) The General Partner shall reflect each Transfer and admission authorized under this Article 9 (including the terms and conditions imposed thereon by the General Partner) by preparing an amendment to this Agreement, dated as of the date of such Transfer, including without limitation an amendment of Exhibit A attached hereto to reflect such Transfer or admission. The form and content of all documentation delivered to the General Partner pursuant to this Section 9.1 shall be subject to the approval of the General Partner, which approval maybe granted or withheld in the General Partner’s sole discretion.

Section 9.2 Consequences of Transfers Generally.

(a) In the event of any Transfer or Transfers permitted under this Article 9, the Transferor and the Interest in the Partnership that is the subject of such Transfer shall remain subject to all terms and provisions of this Agreement and the Transferee shall hold such Interest in the Partnership subject to all unperformed obligations of the Transferor and shall agree in writing to the foregoing if requested by the General Partner. Any successor or Transferee hereunder or any successor general partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

(b) Unless a Transferee of a Limited Partner’s Interest becomes a Substituted Limited Partner, such Transferee shall have no right to obtain or require any information or account of Partnership transactions, or to inspect the Partnership’s books, or to vote on Partnership matters. Such a Transfer shall, subject to the last sentence of Section 9.1(a), merely entitle the Transferee to receive the share of distributions, income and losses to which the transferring Limited Partner otherwise would be entitled. Each Limited Partner agrees that such Limited Partner will, upon request of the General Partner, execute such certificates or other documents and perform such acts as the General Partner deems appropriate after a Transfer of that Limited Partner’s Interest in the Partnership (whether or not the Transferee becomes a Substituted Limited Partner) to preserve the limited liability of the Limited Partners under the laws of the jurisdictions in which the Partnership is doing business.

(c) The Transfer of a Limited Partner’s Interest in the Partnership and the admission of a Substituted Limited Partner shall not be cause for dissolution of the Partnership.

Section 9.3 Right of First Offer. Each Partner agrees that, except for a Transfer to a Permitted Transferee, the Partner will not sell, transfer, pledge, hypothecate, divide, assign or otherwise alienate any of the Partner’s Interest in the Partnership or any right, title or interest therein, without the prior written consent of the Partnership and of the other Partners, unless the Partner shall have first made the offer to sell hereinafter set forth:

(a) The offering Partner shall deliver a written offer to the Partnership and to the other Partners specifying the Interest in the Partnership (the “Offered Interest”), the name and address of the prospective transferee, the proposed price, and the other terms of the transfer.

(b) For a period of 60 days following receipt of the offer, the Partnership shall have the option to purchase all or any portion of the Offered Interest. If the Partnership exercises the option, the Partnership shall give written notice of the exercise to the offering Partner. The terms and conditions of the purchase shall be as specified in the offer; provided, however, that the price to be paid shall be the lesser of the price set forth in the offer, or the price determined in Section 9.4 below. The Partnership shall pay the purchase price in accordance with Section 9.4(b) below.

(c) If the Partnership does not purchase all or any portion of the Offered Interest within the 60 days after receipt of the offer, each non-offering Partner shall have for the ensuing 60-day period the option to purchase that portion of the Offered Interest not purchased by the Partnership as the size of the Interest in the Partnership owned by the non-offering Partner at the date the Partnership’s option expired shall bear to the size of the Interest in the Partnership owned by all non-offering Partners at that date; provided, however, that if any non-offering Partner does not purchase his full proportionate share of the remaining Offered Interest, the unaccepted Interest may be purchased by the other non-offering Partners within an additional 10-day period. If a non-offering Partner exercises the option within the aforementioned period, such Partner shall give written notice of that fact to the offering Partner. The terms and conditions of the purchase referred to herein shall be as specified in the offer; provided, however, that the price to be paid shall be the lesser of the price set forth in the offer, or the price determined in Section 9.4 below. The purchase price shall be paid in accordance with Section 9.4(b) below.

(d) All Offered Interest not purchased by the Partnership or by the non-offering Partners within 130 days after receipt of the offer shall be free of the terms of this Agreement for the period of the ensuing 30 days, and the offering Partner may make a bona fide transfer to the prospective transferee named in the offer according to its terms and conditions. If the offering Partner fails to make a transfer of the Offered Interest to the prospective transferee within said 30-day period, all such untransferred Interests shall again become subject to the terms and restrictions of this Agreement.

Section 9.4 Prices, Payment of Price.

(a) Price of Interest. The price of the Interest in the Partnership to be purchased and sold under this Agreement shall be fixed by a certificate setting forth such fixed price, which certificate shall be attached hereto and dated and executed by persons owning in the aggregate not less than sixty-six and two-third percent (66-2/3%) of the outstanding Class C Interests. The fixed price set forth in the certificate attached hereto shall be binding on the Partners and all persons becoming parties to this Agreement for a period of 18 months after the date said price is fixed. If no price has been fixed for more than 18 months prior to the event giving rise to a purchase of the Interest in the Partnership pursuant to this Agreement, the Fair Market Value of each share to be sold shall, if possible be determined by mutual agreement between the selling Partner and any purchaser. Within 60 days after the exercise of a right to purchase, the selling Partner and the purchaser shall each set the Fair Market Value of the Interest to be sold. Within 30 days thereafter, the parties shall endeavor to agree mutually on a single Fair Market Value. If they cannot agree, the Fair Market Value shall be established by an appraisal. Should an appraisal be necessary, either the selling Partner or the purchaser may ask the American Arbitration Society to appoint an arbitrator who shall within 30 days after appointment select one or the other of the two Fair Market Values established by the selling Partner or the purchaser as set forth above. The determination of the arbitrator shall be binding upon all of the Partners and shall be the purchase price for the Interest in the Partnership.

(b) Payment of Price. In the event of the proper and timely exercise by any purchaser of any option arising hereunder to purchase all or any part of the Interest of a Partner, the price with respect to the Interest may be paid at purchaser’s election either: (i) in total, in cash or in kind, or partly in each, delivered to the seller on or before the 60th day after the period within which the option must be exercised; or (ii) in installments, in cash or in kind, or partly in each, as follows: twenty-five (25%) on or before the 60th day after the period within which the option must be exercised and the balance in 10 equal semi-annual installments thereafter including interest at the rate required by section 1274 of the Internal Revenue Code to avoid unstated interest. Any property of the Partnership which is proposed to be used for in kind payment for interest in the Partnership shall be so used only by agreement between the Partnership and the Partner (or estate) whose Interest in the Partnership is being purchased and the value thereof shall be in accordance with the agreement between the seller and the purchaser at the time of such payment in kind.

Section 9.5 Capital Account. Any Transferee of a Partner admitted as a Partner pursuant to the provisions of this Article 9 shall succeed to the Capital Account so Transferred to such Person.

Section 9.6 Additional Filings. Upon the admission of a Substituted Limited Partner under Section 9.1(b) the General Partner shall cause to be executed, filed and recorded with the appropriate governmental agencies such documents (including amendments to this Agreement) as are required to accomplish such substitution.

ARTICLE 10

WITHDRAWAL OF PARTNERS; DISSOLUTION OF PARTNERSHIP;

LIQUIDATION AND DISTRIBUTION OF ASSETS

Section 10.1 Withdrawal of Partners. Except as otherwise provided in Section 5.3, no Partner may withdraw from the Partnership. Any Partner withdrawing in contravention of this Section 10.1 shall indemnify, defend and hold harmless the Partnership and all other Partners from and against any losses, expenses, judgments, fines, settlements or damages suffered or incurred by the Partnership or any other Partner arising out of or resulting from such retirement or withdrawal.

Section 10.2 Dissolution of Partnership.

(a) The Partnership shall be dissolved, wound up and terminated as provided herein upon the occurrence of earliest of the following events:

(i) the unanimous decision of all Partners to dissolve the Partnership;

(ii) a General Partner is dissolved, becomes bankrupt or otherwise ceases to be a general partner under Section 15642 of the Act, unless (x) at the time there is at least one other General Partner and the remaining General Partner or General Partners carry on the business of the Partnership or (y) if at the time there is no remaining General Partner, all of the Limited Partners agree in writing to continue the business of the Partnership and, within six months after the General Partner has ceased to be a general partner under Section 15642 of the Act, admit one or more General Partners; or

(iii) the entry of a decree of judicial dissolution under Section 15682 of the Act; or

(iv) any event which would make it unlawful for the business of the Partnership to be carried on; or

(v) the sale or other distribution of all of the assets of the Partnership.

(b) In the event of the dissolution of the Partnership for any reason, the General Partner remaining in the Partnership, or, if the General Partner is not remaining, then a liquidating agent or committee appointed by a Majority-in-Interest of the Limited Partners (the General Partner or such Person or committee so designated hereinafter referred to as the “Liquidator”), shall begin to wind up the affairs of the Partnership and to liquidate the Partnership’s assets. The Partners shall continue to share all income, losses and distributions during the period of liquidation in accordance with Articles 4 and 5. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

(c) The Liquidator shall have all of the rights and powers with respect to the assets and liabilities of the Partnership in connection with the liquidation and termination of the Partnership that the General Partner would have with respect to the assets and liabilities of the Partnership during the term of the Partnership, and the Liquidator is hereby expressly authorized and empowered to execute and file any and all documents (including a certificate of dissolution) necessary or desirable to effectuate the liquidation and termination of the Partnership and the transfer of any assets.

(d) Notwithstanding the foregoing, a Liquidator which is not the General Partner shall not be deemed a Partner in this Partnership and shall not have any of the economic interests in the Partnership of a Partner; and such Liquidator shall be compensated for its services to the Partnership at normal, customary and competitive rates for its services to the Partnership as reasonably determined by all of the Limited Partners.

Section 10.3 Distribution in Liquidation. Subject to Section 10.6, the Liquidator shall, as soon as practicable, wind up the affairs of the Partnership and sell and/or distribute the assets of the Partnership. The assets of the Partnership shall be applied in the following order of priority:

(a) first, secured debts to third parties and Partners, unless such secured indebtedness is assumed by a purchaser of the encumbered property or the conveyance of such encumbered property to such purchaser is made subject to such indebtedness;

(b) second, unsecured debts of the Partnership other than to Partners;

(c) third, unsecured debts of the Partnership owed to Partners;

(d) fourth, to the Partners in accordance with their positive Capital Account balances.

If the Liquidator, in its sole discretion, determines that assets other than cash are to be distributed, then the Liquidator shall cause the Fair Market Value of the assets not so liquidated to be determined. Such assets shall be retained or distributed by the Liquidator as follows:

(i) the Liquidator shall retain assets having an appraised value, net of any liability related thereto, equal to the amount by which the net proceeds of liquidated assets are insufficient to satisfy the requirements of paragraphs (a) and (b) of this Section 10.3; and

(ii) the remaining assets shall be distributed to the Partners in the same proportion as cash would be distributed to the Partners pursuant to paragraphs (c) and (d) of this Section 10.3.

If the Liquidator, in its sole discretion, deems it not feasible or desirable to distribute to each Partner its allocable share of each asset, the Liquidator may allocate and distribute specific assets to one or more Partners, individually or as tenants-in-common, as the Liquidator shall in good faith determine to be fair and equitable, taking into consideration, inter alia, the Fair Market Value of the assets, the liens, if any, to which such property may be subject and the tax consequences of the proposed distribution to each of the Partners (including both distributees and others if any). Any distributions in kind shall be subject to such conditions relating to the disposition and management thereof as the Liquidator deems reasonable and equitable.

Section 10.4 Rights of the Limited Partners. Each of the Limited Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and such Partner’s Capital Contribution (including return thereof), and such Partner’s share of profits or losses thereof, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any other Limited Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

Section 10.5 Termination. The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and the assets shall have been distributed as provided in Section 10.3. The Liquidator shall then execute and cause to be filed a Certificate of Cancellation of the Partnership.

Section 10.6 Distributions in Liquidation. Distributions in liquidation of the Partnership shall be made by the later of (i) the end of the Fiscal Year in which Liquidation occurs; or (ii) ninety days after the end of the Fiscal Year in which Liquidation occurs. For purposes of this Section 10.6, the Liquidation of the Partnership shall be treated as having occurred upon the earlier of (1) the date upon which the Partnership is terminated under Section 708(b)(1)(A), or (2) the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining balance to its Partners).

ARTICLE 11

AMENDMENT OF PARTNERSHIP AGREEMENT AND POWER OF ATTORNEY

Section 11.1 Amendments. Amendments to this Agreement which do not adversely affect the right of any Limited Partner in any material respect may be made by the General Partner without the consent of any Limited Partner through use of the power of attorney if those amendments are for the purpose of admitting Additional Limited Partners or Substituted Limited Partners as permitted by this Agreement, including, without limitation, amendments to Exhibit A hereto to reflect the admission of such Additional and Substituted Limited Partners and to reflect changes in the Capital Contributions of the Partners. Amendments to this Agreement other than those described in the foregoing sentence may be made only if embodied in an instrument signed by the General Partner and a Majority-in-Interest of the Limited Partners; provided, however, that, unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall (i) without the prior consent of all Partners, change or alter this Section 11.1 or any provision requiring unanimous consent of Partners, or (ii) without the prior consent of each of the Partners adversely affected thereby, increase the liability of any Limited Partner, decrease any Limited Partner’s interest in profits and distributions or increase any Limited Partner’s interest in losses. The General Partner shall send to each Limited Partner a copy of any amendment to this Agreement.

Section 11.2 Amendment of Certificate. In the event this Agreement shall be amended under Article 11 the General Partner shall amend the Certificate to reflect such change if it deems such amendment of the Certificate to be necessary or appropriate.

Section 11.3 Power of Attorney. Each Limited Partner hereby irrevocably constitutes and appoints the General Partner as its true and lawful attorney-in-fact, with full power of substitution, in its name, place and stead to make, execute, sign, acknowledge (including swearing to), verify, deliver, record and file, on its behalf, the following: (i) any amendment to this Agreement which complies with the provisions of this Agreement; and (ii) the Certificate and any amendment thereof required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the Partnership of the Partnership or in the Capital Contributions of the Partners. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the General Partner and as such (i) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; (ii) may be exercised for a Partner by a facsimile signature of the General Partner or, after listing all of the Limited Partners, including such Partner, by a single signature of the General Partner acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of his or its Interest in the Partnership, except that where the assignee thereof has been approved by the General Partner for admission to the Partnership as a Substitute Limited Partner, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, and file any instrument necessary to effect such substitution.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notices. All notices, demands, consents or requests required or permitted under this Agreement must be in writing, and shall be made by hand delivery, certified mail, overnight courier service or telecopier: (i) if to a Partner other than the General Partner, to the address or telecopy number set forth below such Partner’s name on Exhibit A attached hereto; and (ii) if to the General Partner or the Partnership, to the address, telecopy number set forth in Section 1.4; but any party may designate a different address by a notice similarly given to the Partnership. Any such notice or communication shall be deemed given when delivered by hand on a business day, the next business day after delivery by hand on a day that is not a business day; four business days after being deposited in the United States mail, postage prepaid, return receipt requested; on the next business day after being deposited for next day delivery with Federal Express or a similar overnight courier; when receipt is acknowledged, if telecopied on a business day; and the next business day following the day on which receipt is acknowledged if telecopied on a day that is not a business day. Until a Partner designates another address in the manner set forth above, any notices, demands, consents or requests to which this Section 12.1 applies may be addressed to such Partner at 655 Brea Canyon Road, Walnut, California 91789.

Section 12.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and may be modified or amended only in writing as set forth herein.

Section 12.3 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of California.

Section 12.4 Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

Section 12.5 Pronouns and Number. Wherever it appears appropriate from the context, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter.

Section 12.6 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

Section 12.7 Partial Enforceability. If any provision of this Agreement, or the application of that provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of that provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 12.8 Successors and Assigns. Subject to the foregoing provisions, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, personal representatives, successors and assigns.

Section 12.9 Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original of the same document. Counterpart signature pages may be detached and assembled to form a single original document. This Agreement may be executed and delivered by the exchange of electronic facsimile copies or counterparts of the signature page, which facsimile copies or counterparts shall the equivalent of originals signed in ink and shall be binding upon the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

SHEA HOMES LIMITED PARTNERSHIP,

a California limited partnership

GENERAL PARTNER

J.F. SHEA, G.P.,
a Delaware general partnership

By:	J.F. Shea Management, L.P., a Delaware limited partnership its general partner

	By:	J.F. Shea Construction Management, Inc., a California corporation, its general partner

		By:	/s/ Peter O. Shea, Jr.
		Name:	Peter O. Shea, Jr.
		Title:	President

		By:	/s/ James G. Shontere
		Name:	James G. Shontere
		Title:	Secretary

LIMITED PARTNERS

J.F. SHEA CO., INC., a Nevada corporation

By:	/s/ James G. Shontere
Name:	James G. Shontere
Title:	Secretary

By:	/s/ Robert O’dell
Name:	Robert O’dell
Title:	Vice-President & Treasurer

JOHN SHEA FAMILY TRUST,
dated May 20, 2005

By:	/s/ John F. Shea
John F. Shea, Trustee

ORLANDO ROAD LLC, a Delaware limited liability company

By:	/s/ John F. Shea
Name:	John F. Shea
Title:	President

By:	/s/ James G. Shontere
Name:	James G. Shontere
Title:	Secretary

VIRGINIA ROAD LLC, a Delaware limited liability company

By:	/s/ John C. Morrissey
Name:	John C. Morrissey
Title:	President

By:	/s/ James G. Shontere
Name:	James G. Shontere
Title:	Secretary

BAY FRONT DRIVE, LLC, a Delaware limited liability company

By:	/s/ Peter O. Shea
Name:	Peter O. Shea
Title:	President

By:	/s/ James G. Shontere
Name:	James G. Shontere
Title:	Secretary

SHEA INVESTMENTS,
a California general partnership

By:	/s/ Shea Investments
Carrie Shea Tilton, Trustee of Carrie Shea Tilton Revocable Trust

TAHOE PARTNERSHIP I, a California general partnership

By:	/s/ Peter O. Shea
Name:	Peter O. Shea
Title:	Managing Partner

BALBOA PARTNERSHIP, a California general partnership

By:	/s/ Peter O. Shea, Jr.
Peter O. Shea, Jr., as Trustee of the Peter O. Shea Jr. Separate Property Trust dated March 17, 1985, Amended January 14, 2013

By:	/s/ Ronald L. Lakey
Ronald L. Lakey, as Trustee of the Catherine Shea Johnson Trust dated November 13, 1984, as Amended on March 1, 1989, July 22, 1993 and September 30, 2004

By:	/s/ Ronald L. Lakey
Ronald L. Lakey, as Trustee of the Sarah H. Shea Trust dated October 15, 1987, as amended on March 1, 1989 and June 29, 1999

Survivor’s Trust u/a Eighth – E & M SHEA
REVOCABLE TRUST u/d/t 4/07/09

By:	/s/ John C. Morrissey
John C. Morrissey, Trustee

By:	/s/ Mary Shea
Mary Shea, Trustee

PETER O. AND CAROLYN J. SHEA REVOCABLE TRUST DATED JANUARY 11, 1995, AS AMENDED

By:	/s/ Peter O. Shea
Peter O. Shea, Trustee

EXHIBIT A

General Partner	Restated Class B Amount (As of Dec. 1, 2003)	Restated Class C Amount (As of Dec. 1, 2003)	Class C Percentage Interest (As of Dec. 31, 2007)	Class C Percentage Interest (As of Dec. 31, 2012)	Class D Amount (As of June 30, 2010)	Class D Percentage Interest (As of Dec. 31, 2012)

JF Shea, G.P.		$214,931,335	20.6248682%	20.6248682%

Limited Partners

J.F. Shea Co., Inc.	$189,128,870

John F. Shea Family Trust		$32,269,410	3.0965812%	3.0965812%	$60,963,250	0.4601000%

Orlando Road LLC		$345,778,421	33.1809895%	33.1813062%

Virginia Road LLC		$209,404,800	20.0945404%	20.0947305%

Bay Front Drive LLC		$133,507,914	12.8114551%	12.8115818%

Shea Investments		$31,752,344	3.0469634%	3.0469634%	$5,286,750	0.0399000%

Tahoe Partnership I		$35,331,703	3.3904396%	3.3904396%	$5,739,900	0.0433200%

Balboa Partnership		$28,694,471	2.7535291%	2.7535291%	$4,687,850	0.0353800%

Survivor’s Trust u/a Eighth – E&M Shea Revocable Trust ^^					$34,010,100	0.2566800%

The Peter and Carolyn Shea Revocable Trust					$21,812,150	0.1646200%

The 1996 Claire Shea Trust No. 1 *		$6,602	0.0006335%

Totals	$189,128,870	$1,031,677,000	99.000%	99.000%	$132,500,000	1.000%

*	Pursuant to that certain Agreement Regarding Purchase and Sale of Partnership Interest (Shea Homes Limited Partnership) dated December 31, 2012, The 1996 Claire Shea Trust No. 1 sold all of its limited partnership interest in Shea Homes Limited Partnership.
^^	Pursuant to that certain Assignment of Partnership and Membership Interest dated May 1, 2012, all of The E&M Shea Revocable Trust interests in Shea Homes Limited Partnership were transferred to the Survivor’s Trust u/a Eighth – E&M Shea Revocable Trust u/d/t dated April 7, 2009.

1